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                                                                    EXHIBIT 23.3

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

   We consent to the reference to our firm under the caption "Experts" in the proxy statement/prospectus of eGain Communications Corporation that is made a part of Amendment No. 1 to the Registration Statement (Form S-4, No. 333-34848) and related prospectus of eGain Communications Corporation for the registration of shares of its common stock, and to the incorporation by reference therein of our report dated February 18, 2000 (except for Note 12, as to which the date is March 16, 2000), with respect to the consolidated financial statements of Inference Corporation included in its Annual Report (Form 10-K) for the year ended January 31, 2000, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

Sacramento, California

May 11, 2000